SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                       ELEPHANT TALK COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

           CALIFORNIA                                         95-2210753
 -------------------------------                         -------------------
 (State or other jurisdiction of                         (IRS Employer
  incorporation or organization)                         Identification No.)


           19222 Pioneer Blvd., Suite 100, Cerritos, California 90703
           ----------------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)


                      Option Agreement with Tang Wai Leong
    -------------------------------------------------------------------------
                            (Full title of the plan)



    Mr. Manu Ohri, 19222 Pioneer Blvd., Suite 100, Cerritos, California 90703
    -------------------------------------------------------------------------
                     (Name and address of agent for service)


                                 (562) 653-0400
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                              Proposed Maximum       Proposed Maximum
Title of Securities     Amount of Shares      Offering               Aggregate Offering    Registration
to be Registered        to be Registered      Price Per Share(1)     Price(1)                  Fee
-------------------     ----------------      ------------------     ------------------    ------------
     $.00 par value
     Common Stock           2,000,000              $0.40               $   800,000          $73.60

     TOTALS                 2,000,000              N/A                 $   800,000          $73.60



(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act and is calculated on the basis of the price at which the securities are to be offered to the public.

                                   PROSPECTUS

                       ELEPHANT TALK COMMUNICATIONS, INC.

               19222 Pioneer Blvd., Suite 100, Cerritos, CA 90703
                                 (562) 653-0400

            2,000,000 SHARES OF COMMON STOCK UNDERLYING STOCK OPTIONS


This Prospectus relates to the offer and sale by Elephant Talk Communications, Inc., a California corporation ("ElephantTalk"), of shares of its no par value per share common stock (the "Common Stock") to certain consultant and advisor (the "Consultant") pursuant to option agreements entered into between the Company and the Consultant for payment of services to be rendered. ElephantTalk is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the Consultant 2,000,000 shares of Common Stock underlying certain stock options in consideration for services to be performed under the respective agreement.

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of ElephantTalk within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, no shares are being registered to an affiliate of ElephantTalk. An affiliate is summarily, any director, executive officer or controlling shareholder of ElephantTalk or anyone of its subsidiaries. An "affiliate" of ElephantTalk is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a Consultant who is not now an "affiliate" becomes an "affiliate" of the ElephantTalk in the future, he would then be subject to Section 16(b) of the Exchange Act.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






The date of this Prospectus is April 16, 2002.

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by ElephantTalk with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Elephant Talk Communications, Inc., 19222 Pioneer Blvd., Suite 100, Cerritos, CA 90703. Tel No. (562) 653-0400.

ElephantTalk is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by ElephantTalk under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549. Copies may be obtained at the prescribed rates. ElephantTalk's stock has been traded on the over-the-counter market since 1994 and is currently reported by the National Quotation Bureau Electronic Bulletin Board.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by ElephantTalk. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of ElephantTalk since the date hereof.

                                TABLE OF CONTENTS


Information Required in the Section 10(a) Prospectus                        6

Item 1.  Plan Information                                                   6

General Information                                                         6
The Company                                                                 6
Purposes                                                                    6
Common Stock                                                                6
The Consultant                                                              6
No Restrictions on Transfer                                                 6
Tax Treatment to the Consultant                                             7
Tax Treatment to ElephantTalk                                               7
Restrictions on Re-sales                                                    7

Documents Incorporated by Reference and Additional Information              8

Item 2.  Registrant Information and Employee Plan Annual Information        8

Legal Opinion and Experts                                                   8
Indemnification of Officers and Directors                                   8

Information Required in the Registration Statement                          9

Item 3.  Incorporation of Documents by Reference                            9

Item 4.  Description of Securities                                          9

Item 5.  Interests of Named Experts and Counsel                             9

Item 6.  Indemnification of Directors and Officers                          9

Item 7.  Exemption from Registration Claimed                               10

Item 8.  Exhibits                                                          10

Item 9.  Undertakings                                                      10

Signatures . . . . . . .                                                   12

Exhibit Index . . . . .                                                    13

PART I:  INFORMATION REQUIRED IN THE SECTION 10(a)


                                   PROSPECTUS



Item 1.           Plan Information


GENERAL INFORMATION

The Company

ElephantTalk has its principal executive offices at 19222 Pioneer Blvd., Suite 100, Cerritos, CA 90703, where its telephone number is (562) 653-0400.

Purposes

The Common Stock to be issued by ElephantTalk to certain Consultant will be issued pursuant to option agreements entered into between Consultant and ElephantTalk, which the agreements have been approved by the Board of Directors of ElephantTalk (the "Board of Directors"). The agreements are intended to provide a method whereby ElephantTalk may be stimulated by the personal involvement of the Consultant in ElephantTalk's future prosperity, thereby advancing the interests of ElephantTalk, and all of its shareholders. Subject to the terms of the agreements, the Consultant will have the right to exercise the option in whole or in part until April 10, 2003. A Copy of the Option Agreement has been filed as an exhibit to this Registration Statement.

Common Stock

The Board has authorized the issuance of up to 2,000,000 shares of the Common Stock to the Consultant and upon effectiveness of this Registration Statement.

The Consultant

The Consultant has agreed to provide their expertise and advice to ElephantTalk for the purposes set forth in their agreement with ElephantTalk.

No Restrictions on Transfer

The Consultant will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or

(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the Consultant receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed ordinary income for federal income tax purposes. The Consultant is urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate,"
Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to ElephantTalk

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by ElephantTalk for federal income tax purposes in the taxable year of ElephantTalk during which the recipient recognizes income.

Restrictions on Re-sales

In the event that an affiliate of ElephantTalk acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to ElephantTalk. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. ElephantTalk has agreed that for the purpose of any "profit" computation under Section 16(b) the price paid for ElephantTalk's Common Stock issued hereunder to affiliates is equal to the value of services rendered. Shares of ElephantTalk's Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

ElephantTalk hereby incorporates by reference (i) its annual report on Form 10-KSB for the year ended September 30, 2001, filed pursuant to Section 13 of the Exchange Act, (ii) any and all Quarterly Reports and Current Reports on Forms 10-Q (or 10-QSB or 8-K) which were not reviewed by independent certified public accountants, filed under the Securities or Exchange Act subsequent to the filing of ElephantTalk's Annual Report on Form 10-K (or 10-KSB) for the fiscal year ended September 30, 2001, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by ElephantTalk pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Elephant Talk Communications, Inc., 19222 Pioneer Blvd., Suite 100, Cerritos, CA 90703, Telephone No. (562) 653-0400.

Legal Opinion and Experts

John A. Furutani has rendered an opinion on the validity of the securities being registered. Mr. Furutani is not an "affiliate" of ElephantTalk. He currently owns 750 shares of common stock of ElephantTalk.

The consolidated financial statements of Elephant Talk Communications, Inc. incorporated by reference in this Prospectus for the year ended September 30, 2001 have been audited by Seller and Associates, P.C., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Indemnification of Officers and Directors

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a) Registrant's latest Annual Report, whether filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by annual report referred to in
(a), above; and

(c) The latest  prospectus  filed  pursuant to Rule 424(b) under the  Securities
Act.

Item 4.  Description of Securities

No description of the class of securities (i.e. no par value Common Stock) is required under this item because the Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

Mr. Furutani presently owns 750 shares of Common Stock of ElephantTalk.

Item 6.  Indemnification of Directors and Officers

No officer or Director shall be personally liable for any obligations of the corporation or for any duties or obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the corporation. The corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a Director or officer of the corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of his having heretofore or hereafter been a Director or officer of the corporation or by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such Director or officer, and shall reimburse each such person for all legal and all other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such person from all suits or claims as provided for under the provisions of the California General Corporation Laws; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The corporation, its directors, officers, Consultant and agents shall be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit No.       Title

5.1 Opinion of John A. Furutani regarding the legality of the securities registered.

10.1              Option Agreement with Tang Wai Leong

23.3 Consent of John A. Furutani, special counsel to registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.

23.4 Consent of Sellers and Associates P.C., independent auditors of registrant.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    include any  prospectus  required by Section 10 (a) (3) of the Securities
Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs are incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14e-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Cerritos, State of California on the 25th day of April, 2002.

                                 Elephant Talk Communications, Inc.
                                             (Registrant)



                                          By: /s/ Russelle Choi
                                             ---------------------------
                                             Mr. Russelle Choi,
                                             Chief executive officer


Pursuant to the requirements of the 1933 Act, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated:

  Signatures                            Title                    Date
  ----------------------------------    -----------              --------------

  Mr. Russelle Choi                     Director                 April 25, 2002

  Mr. Stephen Tang                      Director                 April 25, 2002

  Mr. Ken Ieong                         Director                 April 25, 2002

  Mr. Dennis Poon                       Director                 April 25, 2002

  Mr. Manu Ohri                         Director                 April 25, 2002
                                        and Principal
                                        Accounting Officer

FORM S-8 REGISTRATION STATEMENT

EXHIBIT INDEX



The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:


---------------     -----------------------------------------------    ---------
Exhibit Number
in Registration                                                        Numbered
Statement           Description                                          Page
---------------     -----------------------------------------------    ---------

5. 1                Opinion of Counsel                                     14
10.1                Option Agreement with Tang Wai Leong                   17


23.3                Consent of John A. Furutani Use of Opinion             22
23.4                Consent of Sellers and Associates, P.C.                23

---------------     -----------------------------------------------    ---------